EXHIBIT INDEX

Exhibit No.	Exhibit Description

99.1	Press Release dated June 29, 2009.

Section 2: EX: 99.1 (PRESS RELEASE)

FOR IMMEDIATE RELEASE – June 29, 2009                                                             Contact:
Kim D. Saunders
President/CEO
919.687.7800, ext 816
kim.saunders@mfbonline.com

M&F Bancorp, Inc. Receives $11.7 Million from TARP Fund
M&F Bank Continues Community Mission and Lending

Durham, NC (June 29, 2009) – M&F Bancorp, Inc., parent company of Mechanics and Farmers Bank (M&F Bank), today announced that it has received approximately $11.7 million from the Federal government’s TARP (Troubled Asset Relief Program) fund. The TARP funds will be provided on a preferred basis due to M&F Bank’s designation as a Community Development Financial Institution (CDFI).

James A. Stewart, Chairman of M&F Bancorp, Inc., said, “The recent expansion by the Treasury Department of TARP’s provision for the purchase of capital by community banks was designed to help give ‘Main Street’ America greater access to capital, thus encouraging real economic recovery. These funds offer us a relatively low-priced, affordable source of capital, and represent the first major non-organic infusion of capital for M&F in more than 50 years. Our shareholders paved the way for this exciting new development with their votes, and we are now even better able to support M&F Bank in its vital role as a community bank.”

President and CEO, Kim D. Saunders, said, “I believe this infusion of capital is critical because it will help M&F Bank retain a well-capitalized status, maintain stability, enhance our competitive position, and continue lending to creditworthy borrowers – all of which are essential during these unprecedented economic times. The TARP money is not a bailout for us; rather, it is a bridge that will allow us to do just what we have done now for over 100 years and should continue to do, which is providing loans to deserving borrowers, supporting business development and job creation and retention in our markets, and building our track record of success.”

 M&F Bancorp, Inc. (Bancorp), a one-bank holding company headquartered in Durham, NC with assets of approximately $260 million as of March 31, 2009, is the parent company of Mechanics and Farmers Bank (M&F Bank), M&F Bank is a state-chartered commercial bank founded in 1907, and has operated continuously and profitably since 1908. With branch locations in Durham, Raleigh, Charlotte, Greensboro and Winston-Salem, NC, M&F Bank is one of few NC banks designated by the United States Treasury as a Community Development Financial Institution.

This release contains certain forward-looking statements with respect to the financial condition, results of operations and business of M&F Bancorp, Inc. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of management of M&F Bancorp, Inc. and on the information available to management at the time that these disclosures were prepared. These statements can be identified by the use of words like "expect," "anticipate," "estimate" and "believe," variations of these words and other similar expressions. Readers should not place undue reliance on forward-looking statements as a number of important factors could cause actual results to differ materially from those in the forward-looking statements, including but not limited to, the financial success or changing conditions or strategies of M&F Bancorp, Inc.'s customers or vendors, fluctuations in interest rates, actions of government regulators, the availability of capital and personnel or general economic conditions. Additional factors that could cause actual results to differ materially from those anticipated by forward looking statements are discussed in M&F Bancorp, Inc.'s filings with the Securities and Exchange Commission, including without limitation its annual report on Form 10-K, quarterly reports of Form 10-Q and current reports on Form 8-K. M&F Bancorp, Inc. undertakes no obligation to revise or update these statements following the date of this release.
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